EXHIBIT 99

NEWS RELEASE

VALLEY BANK

36 Church Avenue SW

Roanoke Virginia 24011

FOR IMMEDIATE RELEASE

Contact: Ellis L. Gutshall, President and Chief Executive Officer

(540) 342-2265

Valley Bank Adds Investment Services to its Financial Products

Customers Enjoy Broad Investment Options; Convenient, Personalized Service

ROANOKE, VA. (June 24, 2005) – Valley Bank, through its newly formed subsidiary, Valley Wealth Management Services, Inc., has added investment services to its portfolio of financial services through its association with BI Investments.

Customers can now choose from a wide range of investment products that are comparable to those offered by national banks and brokerage firms. These include mutual funds, stocks and bonds, annuities, insurance and a host of other specialized investment solutions.

“As the Roanoke Valley’s locally owned and managed bank, we take pride in knowing our customers and assisting them in reaching their financial goals,” said Ellis Gutshall, President of Valley Bank. “By offering investment services conveniently located where they bank, we’re continuing our tradition of personalized service, tailored to meet each customer’s needs.”

John Register has been appointed as Valley Wealth Management Services personal investment advisor. He will listen to each investor’s goals and objectives, and then provide one-on-one objective advice on choosing the financial product that is right for them.

“Valley Bank doesn’t believe in a cookie-cutter approach to financial advice,” says Register. “Every customer has unique needs and circumstances, as well as individual investing styles. It will be my job to work side-by-side with them to develop the best strategy to meet their long-term financial goals.”

Register’s previous experience includes positions with Central Fidelity Bank and National Bank of Commerce.

Valley Bank, a wholly-owned subsidiary of Valley Financial Corporation, opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. The bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Securities and insurance offered through BI Investments, LLC, member NASD/SIPC.

BI Investments is associated with Valley Bank. Valley Wealth Management Services, Inc. is a wholly owned subsidiary of Valley Bank. Valley Bank is a wholly owned subsidiary Valley Financial Corporation. Securities and insurance products: Not Insured by FDIC or Any Federal Government Agency • May Lose Value • Not a Deposit of or Guaranteed by the Bank or Any Bank Affiliate

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

END